EXHIBIT NO. 99: Press release of Alcan Inc. dated 4 November, 2004.

FOR IMMEDIATE RELEASE

ALCAN REPORTS STRONG THIRD QUARTER RESULTS

Higher Year-Over-Year Earnings; Robust Cash Flow

FINANCIAL HIGHLIGHTS

  Operating earnings for the third quarter of 2004 were US$0.74 per share, up US$0.32 or 76% year-over-year;

  Income from continuing operations was US$0.47 per share, up US$0.15 or 47% year-over- year;

  Cash from continuing operations for the quarter was US$712 million and free cash flow was US$376 million;

  Pechiney integration on track with US$55 million of synergy benefits realized to date.

MONTREAL, CANADA - November 4, 2004 - Alcan Inc. (NYSE, TSX: AL) today reported third quarter income from continuing operations of US$176 million, or US$0.47 per common share, up from US$108 million, or US$0.32 per common share, a year earlier. Operating earnings, which exclude foreign currency balance sheet translation effects and Other Specified Items, were US$276 million, or US$0.74 per common share, up from US$140 million, or US$0.42 per common share, a year earlier.

"Alcan delivered another strong earnings and cash-flow performance, despite rising external costs and normal seasonal slow-downs," stated Travis Engen, President and Chief Executive Officer. "We executed well against our operating plans and made excellent progress on integration, synergy capture and the spin-off of Novelis. I am very pleased with the way our people are performing at all levels across the company."

"Looking ahead, we expect aluminum fundamentals to remain strong. Raw material and energy costs will likely pose challenges in the near-term, but we are confident that our operating discipline will continue to serve us well."

Operating earnings for the third quarter of 2004 were up US$136 million from the comparable quarter of last year. The improvement reflected the benefits of higher prices, improved volumes, mark-to-market adjustments on derivatives and contributions from acquisitions and synergies. These were partially offset by higher energy-related costs, higher operating and administrative costs and the negative impact of stronger local currencies versus the U.S. dollar.

Compared to the second quarter of 2004, operating earnings increased by US$42 million, as the company benefited from higher prices, mark-to-market adjustments on derivatives, contributions from synergies and lower operating and interest costs. Partially offsetting these positive factors were lower shipments due to normal seasonal slowing, higher energy-related costs, higher administrative costs, reduced technology sales and the negative impact of stronger local currencies versus the U.S. dollar.

Income from continuing operations for the third quarter of 2004 included a primarily non-cash, after-tax loss of US$123 million, or US$0.33 per share, for the effects of foreign currency balance sheet translation, compared to an after-tax loss of US$7 million, or US$0.02 per share, in the year-ago quarter. Also included in income from continuing operations for the third quarter was a net after-tax gain of US$23 million, or US$0.06 per share, for Other Specified Items as compared to a net after-tax charge of US$25 million, or US$0.08 per share, in the corresponding period of 2003. Other Specified Items are detailed in the table below.

	Third Quarter		Second Quarter
(US$ millions, except where indicated)	2004	2003	2004
Operating earnings - excluding foreign currency balance
sheet translation and Other Specified Items*	276	140	234
Foreign currency balance sheet translation	(123)	(7)	63
Other Specified Items
Synergy costs	(3)	-	(8)
Restructuring charges	(17)	(5)	(5)
Asset impairment	-	(2)	(1)
Gains (losses) from non-routine sales of assets, businesses
and investments	5	(13)	42
Tax effects from the restructuring of Pechiney legal entities	46	-	(46)
Legal and environmental provisions	-	(7)	(1)
Pechiney financing-related gains	-	8	-
Purchase accounting adjustments	(11)	-	-
Other	3	(6)	11
Other Specified Items (sub-total)	23	(25)	(8)
Income from continuing operations	176	108	289
Income (Loss) from discontinued operations	(9)	(21)	42
Net income	167	87	331

Earnings per share (US$ per share)
Operating earnings	0.74	0.42	0.63
Income from continuing operations	0.47	0.32	0.78
Net income	0.45	0.26	0.89
Average number of shares outstanding (millions)	368.4	321.8	368.1
* See Operating Earnings from Continuing Operations for an explanation of the Company's use of this measure.
Prior period information has been restated to reflect the adoption of U.S. GAAP, effective January 1, 2004, and the reclassification of certain businesses as discontinued operations.

Foreign Currency Balance Sheet Translation

Foreign currency balance sheet translation effects largely arise from translating monetary items (principally deferred income taxes and long-term liabilities) denominated in Canadian and Australian dollars into U.S. dollars for reporting purposes. The weakening of the U.S. dollar in the third quarter, principally against the Canadian dollar, resulted in the company recording translation losses of US$123 million as compared to losses of US$7 million in the year-earlier third quarter and gains of US$63 million in the second quarter of 2004. Although these effects are primarily non-cash in nature, they can have a significant impact on the company's net income.

Other Specified Items

Other Specified Items (OSIs - see Definitions) in the third quarter produced a net after-tax gain of US$23 million versus a net after-tax charge of US$25 million a year ago. The principal items included in OSIs in the third quarter of 2004 were a deferred tax recovery of US$46 million related to further restructuring of Pechiney legal entities, restructuring charges of US$13 million related to the closure of a rolled products facility in the United Kingdom and an US$11 million charge for a purchase accounting adjustment related to inventory. In the third quarter of 2003, the principal items in OSIs included a loss of US$13 million on the sale of a subsidiary in Thailand, financing-related gains of US$8 million on the acquisition of Pechiney and legal and environmental provisions of US$7 million for sites in the U.S. and Switzerland. OSIs in the second quarter of 2004 included a deferred tax charge of US$46 million related to a tax reorganization, a gain of US$42 million resulting from a dilution in the company's interest in an anode-producing joint venture in the Netherlands, synergy costs of US$8 million related to the Pechiney and FlexPac acquisitions, and a gain related to changes in a pension program in Brazil (included in Other).

Net Income

Discontinued operations include the results of the Ravenswood rolled products facility in the U.S., copper, ores and concentrates trading activities and certain non-core engineered products operations. The after-tax loss from discontinued operations was US$9 million in the third quarter, which included after-tax mark-to-market losses on derivatives of US$3 million mainly related to the trading activities referred to above. The after-tax loss of US$21 million a year earlier was mainly related to impairment charges for discontinued operations. After including the results of discontinued operations, the company reported net income of US$167 million, or US$0.45 per common share, compared to US$87 million, or US$0.26 per common share, a year earlier. Net income was US$331 million, or US$0.89 per common share, in the second quarter of 2004.

Subsequent to the end of the third quarter, Alcan divested the ores and concentrates trading operations.

Integration Costs and Other Items

Included in the operating results for the third quarter were pre-tax expenses of US$11 million associated with the integration of Pechiney. Year to date, integration costs total US$38 million. These expenses do not form part of the costs to realize synergy benefits, but principally reflect those expenses incurred in order to align management and compliance systems.

Operating earnings for the third quarter of 2004 included a pre-tax gain of US$20 million (US$0.04 per share after tax) arising from the marking to market of derivatives as compared to a pre-tax gain of US$3 million (US$0.01 per share after tax) in the year-ago third quarter and a pre-tax loss of US$27 million (US$0.08 per share after tax) in the second quarter of 2004. As discussed above, results from discontinued operations for the third quarter of 2004 included a pre-tax mark-to-market loss of US$3 million as compared to a pre-tax gain of US$44 million in the second quarter.

Results for the third quarter of 2004 included non-cash expenses of US$3 million for stock options as compared to US$5 million in the year-ago quarter and US$2 million in the second quarter of 2004. Also included in the third quarter of 2004 was a non-cash pre-tax charge of US$21 million to mark long-term executive incentive compensation plans to market, reflecting the significant out-performance of Alcan's shares relative to the Standard & Poor's Industrials during the quarter.

For the third quarter, the average number of common shares outstanding was 368.4 million compared to 321.8 million in the comparable year-ago quarter and 368.1 million in the second quarter of 2004. The year-over-year increase reflects the additional shares issued in connection with the Pechiney acquisition. At September 30, 2004, there were 368.7 million shares outstanding.

Sales and Operating Revenues

	Third Quarter		Second Quarter
(US$ millions, unless otherwise noted)	2004	2003	2004
Sales & operating revenues	6,243	3,529	6,252
Shipments (thousands of tonnes)
Ingot products*	566	420	586
Rolled products	670	502	666
Conversion of customer-owned metal	118	98	106
Aluminum used in engineered products & packaging	160	124	177
Total aluminum volume	1,514	1,144	1,535
Ingot product realizations (US$ per tonne)	1,899	1,577	1,862
Average London Metal Exchange 3-month price
(US$ per tonne)	1,716	1,420	1,686
* Includes primary and secondary ingot and scrap aluminum
Prior period information has been restated to reflect the adoption of U.S. GAAP, effective January 1, 2004, and the reclassification of certain businesses as discontinued operations.

Sales and operating revenues were US$6.2 billion in the third quarter, up US$2.7 billion from a year earlier. Of the increase, approximately US$2.2 billion was the result of acquisitions, primarily Pechiney, with the remainder reflecting higher prices, improved volumes and the stronger euro. Revenues were essentially unchanged from the second quarter of 2004.

Total aluminum volume, at 1,514 thousand tonnes (kt), was up 370 kt from a year earlier and down 21 kt from the preceding quarter. The year-over-year increase largely reflects the acquisition of Pechiney, while the quarter-over-quarter decline reflects the Arvida Soderberg capacity shutdown and the ongoing strike at the Becancour smelter in Quebec.

Ingot product realizations, at US$1,899 per tonne, were US$322 per tonne higher than in the year-ago quarter and US$37 per tonne higher than in the second quarter, reflecting a tighter balance between supply and demand for primary aluminum. As a result of these conditions, LME prices as well as local market premia have improved.

REVIEW OF BUSINESS GROUP PROFIT AND CORPORATE ITEMS

Business Group Profit

Business Group Profit (BGP) comprises earnings before interest, taxes, depreciation and amortization excluding certain items, such as corporate costs and asset impairments, which are not under the control of the business groups. These items are managed by the company's head office, which focuses on strategy development and oversees governance, policy, legal, compliance, human resources and finance matters.

Financial information for individual business groups includes the results of certain joint ventures on a proportionately consolidated basis, which is consistent with past practice and reflects the way the business groups are managed. However, with the adoption of U.S. GAAP, the BGP of these joint ventures is now removed from total BGP for the company and their net after-tax results are reported as equity income.

The change in fair market value of derivatives has been removed from individual business group results and is shown on a separate line within total BGP. This presentation provides a more accurate portrayal of underlying business group results and is in line with the company's portfolio approach to risk management.

	Third Quarter		Second Quarter
(US$ millions)	2004	2003	2004
Business Group Profit (BGP)
Bauxite and Alumina	129	56	137
Primary Metal	386	240	476
Rolled Products Americas and Asia	102	86	103
Rolled Products Europe	61	59	70
Engineered Products	46	31	73
Packaging	162	89	167
Segregated Businesses	16	-	18
Equity accounted joint venture eliminations	(54)	(38)	(52)
Change in fair market value of derivatives	8	14	(12)
	856	537	980

Corporate Items
Intersegment, corporate offices and other	(152)	(106)	(137)
Depreciation & amortization	(331)	(221)	(329)
Interest	(74)	(51)	(87)
Income taxes	(136)	(65)	(140)
Equity income	13	13	17
Minority interests	-	1	(15)
Income from continuing operations	176	108	289
Prior period information has been restated to reflect the reclassification of certain businesses as discontinued operations and, except for currency derivatives related to the Company's Korean subsidiary, the removal of changes in the fair market value of derivatives from individual business group profits.

Bauxite and Alumina: BGP for the third quarter was US$129 million, up US$73 million from the year-ago quarter. The increase reflected benefits of the acquisition of Pechiney and higher alumina prices. These favourable variances were partially offset by the impact of currency movements on operating costs and balance sheet translation and higher raw material, energy and freight costs. Compared to the second quarter of 2004, BGP decreased by US$8 million mainly due to the impact of balance sheet translation and higher energy prices, partly offset by the benefit of higher margins on commercial activities. While spot alumina prices have risen in recent months, Alcan's sales price realizations are expected to be little changed in the fourth quarter as the bulk of the company's sales are made under longer-term arrangements which are linked to LME aluminum prices. Considering the strength of the Canadian and Australian dollars and the euro, operating costs in U.S. dollar terms will continue to be negatively affected in the fourth quarter. During the third quarter, a US$1.3 billion investment to expand and improve the Gove alumina refinery was announced. This will increase the refinery's capacity by 1.7 million tonnes per year (Mt/y) to 3.8 Mt/y and enhance environmental performance.

Primary Metal: BGP for the third quarter was US$386 million, an increase of US$146 million from the year-ago quarter. Higher metal price realizations and contributions from Pechiney were partially offset by the adverse impact of the stronger Canadian dollar on operating costs and balance sheet translation and higher raw material costs. Shipments were affected by the closure in the second quarter of 2004 of 90 thousand tonnes per year (kt/y) of Soderberg smelter capacity at the company's Arvida complex in Quebec. On a sequential basis, BGP decreased by US$90 million, which largely reflected the unfavourable impact of the stronger Canadian dollar, lower technology sales and the continuing strike at Aluminerie Becancour's (ABI) 400-kt/y smelter, in which the company has a 25% stake. The ABI smelter is currently operating at one third of its rated capacity. Higher price realizations and lower operating costs offset increased costs for alumina and oil-based raw materials, such as coke and pitch. Results for the third quarter of 2004 were reduced by US$16 million due to a reclassification of derivative gains related to prior quarters, which does not affect total company BGP or earnings. Looking ahead to the fourth quarter of 2004, the group is expected to benefit from the higher year-over-year metal prices, as well as from the contribution from Pechiney operations, but these will likely be partially offset by higher raw material costs and the impact of stronger local currencies against the US dollar.

Rolled Products Americas and Asia: BGP for the third quarter was US$102 million, up US$16 million from the year-ago quarter, reflecting record shipments on strengthening market conditions in Asia and North America and market share improvements in South America. In addition, higher conversion prices in all regions as well as a favourable product mix in North America more than offset the impact of negative metal price lags and higher costs for hardeners, alloys and scrap. Compared to the preceding quarter, BGP was largely unchanged as continued strong volumes and price improvements were offset by higher costs in North America and Asia, and metal price lags. The acquisition of Pechiney does not materially affect this group. For the fourth quarter, it is expected that the normal seasonal slowing in shipments in North America will be partially offset by volume increases in South America and Asia.

Rolled Products Europe: BGP for the third quarter was US$61 million, an increase of US$2 million over the year-ago quarter. The group's results benefited from some volume gains, contributions from former Pechiney operations, cost reductions, metal price lags, as well as from the translation of euro-denominated results into U.S. dollars. Largely offsetting these positive factors was a weaker sales mix, softer margins and provision of US$10 million for the closure of the Falkirk facility in the U.K. While some end markets are showing modest improvement, the strong euro continues to keep margins and volumes under pressure. Faced with difficult market conditions, the group continues to focus on optimizing its portfolio of products and reducing costs. BGP was US$9 million lower than in the second quarter due to the normal summer seasonal slowing.

Engineered Products: BGP for the third quarter was US$46 million, an increase of US$15 million over the year-ago quarter. The increase was driven by contributions from the Pechiney, Baltek and Gator-Cor acquisitions, higher volumes and cost reductions, partly offset by higher energy-related costs. BGP was US$27 million lower than in the second quarter reflecting the normal seasonal slowdown in Europe. Fourth quarter results are expected to reflect continued strong demand in aerospace offset by the seasonal slowing in demand normally seen towards year end.

Packaging: BGP for the third quarter was US$162 million, up US$73 million from the year-ago quarter. The increase reflected the acquisition of Pechiney, volume growth, the realization of synergies from the Pechiney and FlexPac acquisitions and the positive impact of the stronger euro. These positive factors were partially offset by a significant increase in raw material costs, most notably resin. Compared to the second quarter of 2004, BGP declined by US$5 million as seasonally softer demand was accompanied by higher raw material costs.

While business conditions are expected to remain mixed in the fourth quarter, the progressive realization of merger synergies and operating cost improvements is expected to more than offset the continuing squeeze on margins due to higher raw material costs.

Segregated Businesses: These include the BGP of operations identified for potential divestment under the terms of the Pechiney acquisition. These assets are being held separate and managed by independent trustees. Operations in this category include the Neuf-Brisach, Rugles and Annecy rolling mills and aluminum cartridges packaging operations. The Ravenswood rolling mill will continue to be included in discontinued operations as long as the U.S. Department of Justice obligation to hold separate remains in place and until such time as Alcan reaches a decision on the status of the facility.

Change in fair market value of derivatives: For the third quarter of 2004, BGP included mark-to-market gains of US$14 million, of which US$6 million is included in results for the Rolled Products Americas and Asia group, with a further gain of US$6 million included in Intersegment, corporate offices and other. The company uses derivatives to hedge specific, underlying exposures which will offset these largely non-cash, mark-to-market losses over time. Pending the completion of the Novelis spin-off and a review of its ongoing currency exposures, Alcan has elected not to use hedge accounting for most of its currency derivatives. In the future, the company will adopt hedge accounting where appropriate, largely eliminating the impact of mark-to-market fluctuations on income.

Corporate Items

The Intersegment, corporate offices and other expense category includes the elimination of profits on intersegment sales of aluminum, corporate head office costs as well as other non-operating items. In the second quarter of 2004, non-operating items included a pre-tax gain of US$42 million on the dilution of the Alcan's interest in a joint venture. The year-over-year increase mainly reflects the acquisition of Pechiney and the impact of higher metal prices on intercompany profit deferrals.

Depreciation and amortization, at US$331 million, was US$110 million higher than in the year-ago quarter primarily reflecting the impact of the Pechiney acquisition. Capital spending was 84% of depreciation versus 104% in the year-ago quarter and 83% in the prior quarter.

Interest expense of US$74 million for the third quarter was higher than in the prior-year quarter reflecting the impact of debt raised to finance the Pechiney transaction together with debt assumed upon acquisition. Compared to the second quarter of 2004, interest expense declined by US$13 million mainly due to the impact of purchase accounting adjustments.

Investments in entities over which Alcan has significant influence but does not control are accounted for using the equity method. Equity income was US$13 million in the third quarter, the same as in the year-ago quarter, and US$17 million in the prior quarter.

The company's effective tax rate on income from continuing operations was 45% in the third quarter and 36% year to date. The effective tax rate increased from 33% in the second quarter principally due to the impact of the stronger Canadian dollar.

Cash Flow and Debt

Cash generated from operating activities in continuing operations was US$712 million in the third quarter of 2004 as compared to US$550 million a year earlier. After dividends of US$59 million and capital expenditures of US$277 million, free cash flow (defined below) from continuing operations was US$376 million for the third quarter of 2004. In the year-ago quarter, after dividends of US$51 million and capital expenditures of US$230 million, free cash flow from continuing operations was US$269 million. Capital expenditures were higher in the current year's quarter as a result of the inclusion of Pechiney's spending, as well as for expenditures related to the expansion of the Alouette smelter in Quebec.

Debt as a percentage of invested capital at September 30, 2004 was 45%, as compared to 46% at the end of the second quarter.

OUTLOOK AND EARNINGS SENSITIVITIES

Reflecting continuing strong industry fundamentals, the average LME 3-month price for the third quarter was US$1,716 per tonne, an increase of US$30 per tonne over the average for the second quarter. Total reported unwrought aluminum inventories held by producers and commodity exchanges dropped by 269 kt during the third quarter and North American market premia remained at historic highs. Aluminum consumption continues to increase at above its historic trend, driven by higher industrial production in most economies.

Alcan expects world demand for primary aluminum to grow by 9.5% in 2004. In terms of supply, Alcan believes that higher primary aluminum production in China and Africa will contribute to an increase of 6.3% in world supply. With demand increasing faster than production, Alcan forecasts a market deficit of 640 kt for 2004, slightly greater than the deficit that was forecast at the end of the second quarter.

As of November 4, 2004, Alcan estimates the annualized after-tax impact of currency and LME price movements on net income from continuing operations as follows:

	Increase in rate / price	US$M	US$ / share
Economic impact of changes in period-average exchange rates
Euro	US$0.01	(1)	-
Canadian dollar	US$0.01	(11)	(0.03)
Australian dollar	US$0.01	(4)	(0.01)
Balance sheet translation impact of changes in period-end exchange rates
Canadian dollar	US$0.01	(17)	(0.05)
Australian dollar	US$0.01	(2)	(0.01)
Economic impact of changes in period-average LME prices*
Aluminum	US$100/t	175	0.48

* Realized prices across Alcan's total product portfolio generally lag LME price changes by an average of 3 to 6 months. Changes in local and regional premia may also impact aluminum price realizations. Sensitivities are updated as required to reflect changes in the company's portfolio of operations.

ALCAN INC.

Alcan is a multinational, market-driven company and global leader in aluminum and packaging, as well as aluminum recycling. With world-class operations in primary aluminum, fabricated aluminum as well as flexible and specialty packaging, aerospace applications, bauxite mining and alumina processing, today's Alcan is well positioned to meet and exceed its customers' needs for innovative solutions and service. Alcan employs 88,000 people and has operating facilities in 58 countries and regions.

OPERATING EARNINGS FROM CONTINUING OPERATIONS

Alcan presents operating earnings from continuing operations in addition to income from continuing operations and reported net income. Operating earnings from continuing operations are not calculated in accordance with U.S. GAAP and there is no standard definition of this term. Accordingly, it is unlikely that comparisons can be made among different companies that make operating earnings information available. The determination of whether an item is treated as an Other Specified Item involves the exercise of judgement by Alcan management.

The company believes that operating earnings from continuing operations is a useful measure because it excludes items that are not typical of ongoing operating activities, such as Other Specified Items, as well as items that are outside management's control, such as the impact of foreign currency balance sheet translation. Management has concluded that operating earnings is a relevant measure for shareholders and other investors as it removes the inherent volatility of such items, whether favourable or unfavourable, and provides a clearer picture of underlying business performance. Moreover, the measure is in line with the company's internal performance measurement and management systems. Operating earnings information has historically been presented in response to requests from investors and financial analysts, who have indicated that they find the information highly relevant and essential to their understanding of the company.

NOTE ON FORWARD LOOKING STATEMENTS

Statements made in this press release which describe the company's or management's objectives, projections, estimates, expectations or predictions of the future may be "forward-looking statements" within the meaning of securities laws, which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "estimates," "anticipates" or the negative thereof or other variations thereon. The company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the company's actual actions or results could differ materially from those expressed or implied in such forward-looking statements or could affect the extent to which a particular projection is realized. Important factors which could cause such differences include global supply and demand conditions for aluminum and other products, aluminum ingot prices and changes in raw materials' costs and availability, changes in the relative value of various currencies, cyclical demand and pricing within the principal markets for the company's products, regulatory approvals and other factors affecting the timing of the planned spin-off of Novelis, changes in government regulations, particularly those affecting environmental, health or safety compliance, economic developments, relationships with and financial and operating conditions of customers and suppliers, the effects of integrating acquired businesses and the ability to attain expected benefits and other factors within the countries in which the company operates or sells its products and other factors relating to the company's ongoing operations including, but not limited to, litigation, labour negotiations and fiscal regimes.

DEFINITIONS

"GAAP" refers to Generally Accepted Accounting Principles.

"Other Specified Items" include, for example: restructuring charges; asset impairment charges; unusual environmental charges; gains and losses on non-routine sales of assets, businesses or investments; gains and losses from legal claims; gains and losses on the redemption of debt; income tax reassessments related to prior years and the effects of changes in income tax rates; and other items that, in Alcan's view, do not typify normal operating activities.

"Free cash flow" consists of cash from operations less capital expenditures and dividends. Management believes that free cash flow is relevant to investors as it provides a measure of the cash generated internally that is available for investment opportunities and debt service.

"LME" refers to the London Metal Exchange.

All tonnages are stated in metric tonnes, equivalent to 2,204.6 pounds.

All figures are unaudited.

QUARTERLY RESULTS WEBCAST

Alcan's quarterly results conference call with investors and analysts will take place on Thursday, November 4, 2004 at 10:00 a.m. EST and will be webcast via the Internet at www.alcan.com.

Supporting documentation (press release, financial statements, investor presentation and supplementary information) is available at www.alcan.com, using the Investors link. Miscellaneous and previous years' filings may be accessed using the following links to the www.sec.gov (U.S.) and www.sedar.com (Canada) websites.

MEDIA CONTACT: Anik Michaud	INVESTOR CONTACT: Corey Copeland
Tel.: (514) 848-8544	Tel. (514) 848-8368

Conference call numbers:	Conference call numbers:
North America (800) 838-5953	North America (800) 818-6210
Local & overseas (415) 904-7315	Local & overseas (415) 904-7311

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF INCOME

(unaudited)
	Third Quarter		Nine Months
Periods ended September 30	2004	2003*	2004	2003*
(in millions of US$, except per share amounts)
Sales and operating revenues	6,243	3,529	18,573	10,283

Costs and expenses
Cost of sales and operating expenses	5,022	2,842	14,947	8,294
Depreciation and amortization	331	221	1,000	645
Selling, administrative and general expenses	407	190	1,189	531
Research and development expenses	55	34	174	95
Interest (note 4)	74	51	255	152
Other expenses (income) - net	55	32	111	88
	5,944	3,370	17,676	9,805
Income from continuing operations before income taxes and
other items	299	159	897	478
Income taxes	136	65	327	350
Income from continuing operations before other items	163	94	570	128
Equity income	13	13	46	31
Minority interests	-	1	(26)	(12)
Income from continuing operations	176	108	590	147
Income (Loss) from discontinued operations	(9)	(21)	14	(140)
Income before cumulative effect of accounting change	167	87	604	7
Cumulative effect of accounting change, net of income tax of $17	-	-	-	(39)
Net income (Loss)	167	87	604	(32)
Dividends on preference shares	1	2	4	5
Net income (Loss) attributable to common shareholders	166	85	600	(37)
Earnings (Loss) Per Share
Basic:
Income from continuing operations	0.47	0.32	1.59	0.43
Income (Loss) from discontinued operations	(0.02)	(0.06)	0.04	(0.43)
Cumulative effect of accounting change	-	-	-	(0.12)
Net income (Loss) per common share - basic	0.45	0.26	1.63	(0.12)
Diluted:
Income from continuing operations	0.47	0.32	1.58	0.43
Income (Loss) from discontinued operations	(0.02)	(0.06)	0.04	(0.43)
Cumulative effect of accounting change	-	-	-	(0.12)
Net income (Loss) per common share ─ diluted	0.45	0.26	1.62	(0.12)
Dividends per common share	0.15	0.15	0.60	0.60

*Excludes Pechiney, see note 2.

ALCAN INC.

INTERIM CONSOLIDATED BALANCE SHEET

(unaudited)

	September 30, 2004	December 31, 2003
(in millions of US$)

ASSETS

Current assets
Cash and time deposits	447	778
Trade receivables (net of allowances of $68 in 2004 and $88 in 2003)	3,617	3,128
Other receivables	890	681
Deferred income taxes	50	46
Inventories - Aluminum operating segments
- Aluminum	989	943
- Raw materials	444	398
- Other supplies	394	353
	1,827	1,694
- Packaging operating segment	419	395
- Pechiney	1,505	1,680
	3,751	3,769
Current assets held for sale	604	712
Total current assets	9,359	9,114

Deferred charges and other assets	1,678	1,591
Deferred income taxes	869	887
Property, plant and equipment
Cost (excluding Construction work in progress)	21,317	21,882
Construction work in progress	894	645
Accumulated depreciation	(8,964)	(8,216)
	13,247	14,311
Intangible assets (net of accumulated amortization of $136
in 2004 and $86 in 2003)	1,286	1,218
Goodwill	5,433	4,686
Long-term assets held for sale	94	141
Total assets	31,966	31,948

ALCAN INC.

INTERIM CONSOLIDATED BALANCE SHEET (cont'd)

(unaudited)

	September 30, 2004	December 31, 2003
(in millions of US$)

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Payables and accrued liabilities	5,253	4,964
Short-term borrowings	1,025	1,764
Debt maturing within one year	544	341
Deferred income taxes	76	86
Current liabilities of operations held for sale	614	436
Total current liabilities	7,512	7,591

Debt not maturing within one year	7,509	7,437
Deferred credits and other liabilities	4,240	4,099
Deferred income taxes	1,307	1,702
Long-term liabilities of operations held for sale	321	323
Minority interests	355	519

Shareholders' equity
Redeemable non-retractable preference shares	160	160
Common shareholders' equity
Common shares	6,615	6,461
Additional paid-in capital	117	128
Retained earnings	3,708	3,331
Common shares held by a subsidiary	(56)	(56)
Accumulated other comprehensive income	178	253
	10,562	10,117
	10,722	10,277

Total liabilities and shareholders' equity	31,966	31,948

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)
	Third Quarter		Nine Months
Periods ended September 30	2004	2003*	2004	2003*
(in millions of US$)

OPERATING ACTIVITIES

Net income (Loss)	167	87	604	(32)
Loss (Income) from discontinued operations	9	21	(14)	140
Income from continuing operations	176	108	590	108
Adjustments to determine cash from operating activities:
Cumulative effect of accounting change	-	-	-	39
Depreciation and amortization	331	221	1,000	645
Deferred income taxes	1	13	(3)	87
Equity income, net of dividends	(13)	(10)	(29)	(12)
Asset impairment provisions	10	5	19	17
Loss (Gain) on sale of businesses and investments - net	(6)	14	(48)	(37)
Stock option compensation	3	5	7	9
Change in operating working capital
Change in receivables	41	10	(503)	68
Change in inventories	(19)	125	42	64
Change in payables and accrued liabilities	18	2	254	(28)
Change in deferred charges, other assets,
deferred credits and other liabilities - net	123	59	19	217
Other - net	47	(2)	104	19
Cash from operating activities in continuing operations	712	550	1,452	1,196

Cash from (used for) operating activities in discontinued operations	32	5	43	(7)

Cash from operating activities	744	555	1,495	1,189

FINANCING ACTIVITIES

Proceeds from issuance of new debt	745	2	1,463	505
Debt repayments	(1,017)	(191)	(1,471)	(532)
Short-term borrowings - net	(14)	13	(394)	(94)
Pechiney financing costs	-	(19)	-	(19)
Common shares issued	19	9	52	17
Dividends - Alcan shareholders (including preference)	(57)	(50)	(170)	(150)
- Minority interests	(2)	(1)	(5)	(11)
Cash used for financing activities in continuing operations	(326)	(237)	(525)	(284)

Cash from (used for) financing activities in discontinued
operations	(28)	(2)	(55)	15

Cash used for financing activities	(354)	(239)	(580)	(269)

*Excludes cash flows of Pechiney, see note 2

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS (cont'd)

(unaudited)

	Third Quarter		Nine Months
Periods ended September 30	2004	2003*	2004	2003*
(in millions of US$)

INVESTMENT ACTIVITIES

Purchase of property, plant and equipment	(277)	(230)	(815)	(547)
Business acquisitions and purchase of investments	(37)	(82)	(460)	(400)
Net proceeds from disposal of business, investments and other
assets	14	(9)	35	44
Cash used for investment activities in continuing operations	(300)	(321)	(1,240)	(903)

Cash from (used for) investment activities in discontinued
operations	(4)	(3)	12	(9)

Cash used for investment activities	(304)	(324)	(1,228)	(912)

Effect of exchange rate changes on cash and time deposits	10	1	(18)	5
Increase (Decrease) in cash and time deposits	96	(7)	(331)	13

Cash and time deposits - beginning of period	351	118	778	98
Cash and time deposits - end of period in continuing operations	447	111	447	111
Cash and time deposits - end of period in discontinued operations	-	-	-	-
Cash and time deposits - end of period	447	111	447	111

*Excludes cash flows of Pechiney, see note 2.

ALCAN INC.

(in millions of US$)

1. CHANGE IN REPORTING GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

Alcan has historically prepared and filed its financial statements in accordance with Canadian generally accepted accounting principles (GAAP) with a reconciliation to United States (U.S.) GAAP. On January 1, 2004, the Company adopted U.S. GAAP as its primary reporting standard for presentation of its consolidated financial statements. Historical consolidated financial data presented has been restated.

The Company has adopted U.S. GAAP to enhance its communication with its shareholders, improve comparability of financial information with its competitors and peer group, and promote a common financial language within Alcan.

2. BASIS OF PRESENTATION

The unaudited interim consolidated financial statements do not include all of the financial statement disclosures required to be in accordance with United States generally accepted accounting principles for interim reporting and therefore should be read in conjunction with the most recent annual financial statements included in the Form 8-K filed on June 14, 2004.

On December 15, 2003, Alcan acquired Pechiney. Pechiney refers to Pechiney, a French société anonyme, and where applicable, its consolidated subsidiaries. The interim consolidated financial statements as at and for the quarter and nine months ended September 30, 2004 include the operations of Pechiney. The financial statements as at December 31, 2003 include only the balance sheet of Pechiney. The interim consolidated financial statements for the quarter and nine months ended September 30, 2003 do not include the operations of Pechiney.

3. DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

In the second quarter of 2004, the Company recorded the sale of the Boxal Group and Suner Cartons. The Boxal Group comprises facilities in France, the Netherlands, and Switzerland as well as a sales office in Germany. Suner Cartons comprises a facility in Spain.

Also in the second quarter of 2004, the Company classified in discontinued operations its copper and ores and concentrates trading businesses previously reported in Pechiney World Trade. On October 8, 2004, the Company announced that it had reached an agreement to sell certain assets of its ores and concentrates trading division to its current management team.

4. CAPITALIZATION OF INTEREST COSTS

Total interest costs in continuing operations in the third quarter and nine months of 2004 were $77 and $262, respectively (2003: $53 and $156) of which $3 and $7 (2003: $2 and $4) were capitalized.

5. SALES AND ACQUISITIONS OF BUSINESSES

Joint Venture

On June 30, 2004, the Company announced the signing of a Memorandum of Understanding with Oman Oil Company (OOC) and with the Abu Dhabi Water and Electricity Authority (ADWEA) for a 20 percent equity interest in the development of a proposed 330-kilotonne per annum aluminum smelter project in Sohar, Oman.

The Company has the option of acquiring up to 60 percent of a planned second potline for an additional 330 kilotonnes per annum of aluminum. The agreement provides that the Company would license its Pechiney AP30 smelter technology and take a leading role in the construction and operation of the smelter. Subject to successful completion of the project agreements and financing arrangements, construction is expected to commence in the second half of 2005 and result in the first metal production by the end of 2007.

Rogerstone

On August 19, 2004, Alcan announced, in light of increasingly competitive market conditions, a proposal to consolidate its U.K. aluminum sheet rolling activity at its plant in Rogerstone, Wales, to improve competitiveness through better capacity utilization and economies of scale. This proposal would result in the closure, by the end of 2004, of the rolling mill at Falkirk, Scotland, where 85 people are employed. Formal consultation in accordance with U.K. employment law is currently in progress. The proposed consolidation is expected to result in charges of approximately $20, pre-tax, in 2004.

6. SPIN-OFF OF ROLLED PRODUCTS BUSINESSES

On May 18, 2004, the Company announced its intention to separate its rolled products business into a separate company and to pursue a spin-off of that business to its shareholders. Alcan and its subsidiaries will contribute and transfer to the company the majority of the rolled products businesses together with some of the alumina and primary metal-related businesses in Brazil (the Novelis Group) prior to the spin-off. Novelis Inc. (Novelis) was formed on September 21, 2004 to acquire the Novelis Group businesses through the reorganization transaction planned by Alcan. Alcan anticipates that the reorganization, including the distribution of the Company's common shares, will occur by January 1, 2005. The transaction is contingent upon a number of conditions, including the receipt of required regulatory approvals from the European Commission and the United States Department of Justice (DOJ), approval by Alcan's Board of Directors, approval by Alcan's shareholders and approval by a Canadian court of competent jurisdiction of the plan of arrangement implementing the transaction.

The on-going Alcan, with its global headquarters and executive offices in Montreal, Canada, would continue to have a position in bauxite and alumina, aluminum production, an engineered products business, as well as a flexible and specialty packaging business. Following the separation, the Company would have revenues of approximately $20 billion.

On May 26, 2004, the Company announced that the planned strategic spin-off of substantially all of its rolled products businesses will have the collateral benefit of achieving the separation of competing businesses that Alcan agreed to last year in order to obtain necessary antitrust approvals for its acquisition of Pechiney. The spin-off would accomplish the Company's requirement to divest either of the Neuf-Brisach rolling facilities or the AluNorf/Göttingen/Nachterstedt rolling facilities. The Company and the European Commission held detailed discussions concerning the terms of and rationale for the proposed transaction and the asset composition of the entity to be spun-off. As part of its planning for the proposed spin-off, the Company has taken into account the comments received from the European Commission.

On May 26, 2004, the Company and the DOJ executed and filed with the United States District Court in Washington, D.C. an Amended Final Judgement. The amendment recognizes that the Company's proposed spin-off transaction provides an alternative remedy to the existing order to divest Ravenswood. According to the terms of the amendment, either the sale of Ravenswood or the execution of the proposed spin-off will satisfy the Amended Final Judgement. The Company has 180 days from the filing of the Amended Judgement to complete either the divestiture or the spin-off. The DOJ may extend the period by up to 60 days. The Company also agreed to continue operating the Ravenswood business separately.

On September 28, 2004, Alcan filed, with the securities authorities in the U.S. and Canada, the preliminary prospectus and registration statement for the spin-off of Novelis. The preliminary prospectus and registration statement will be subject to review and comment by the securities authorities prior to its being finalized and authorized for use in connection with the spin-off.

Montreal, Canada

4 November 2004